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                                                                       EXHIBIT 5



                                 August 30, 1999



Marimba, Inc.
440 Clyde Avenue
Mountain View, California 94043

                  Re: Marimba, Inc. (the "Company")
                      Registration Statement for
                      an aggregate of 25,775 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 25,775 shares of Common Stock acquired under Written Compensation Agreements with certain individuals designated in the Registration Statement and certain unnamed individuals. We advise you that, in our opinion, when such shares have been issued and sold under the applicable provisions of the Written Compensation Agreements with certain individuals designated in the Registration Statement and certain unnamed individuals and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ Gunderson Dettmer Stough Villeneuve
                                    Franklin & Hachigian, LLP
                                    --------------------------------------------
                                    Gunderson Dettmer Stough Villeneuve
                                    Franklin & Hachigian, LLP